EXHIBIT 10

                          NORTHWEST NATURAL GAS COMPANY
                 NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

                                 January 1, 1989



Northwest Natural Gas Company
  an Oregon corporation
220 NW Second Avenue
Portland, OR  97209                                                the Company


         The Company believes it desirable that members of its board of directors, who represent the Company's shareholders, be themselves shareholders. To supplement the efforts of the directors towards this end, the Company wishes to increase the ownership interest of non-employee directors through awards of Company Common Stock. The Company expects by this means to increase the community of interest of its shareholders at large and the Company's directors and to make stock ownership a dynamic influence on the attitudes of its board of directors.

          The following plan is therefore adopted:

          1.   Administration.
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          Unless otherwise determined pursuant to this section, this plan shall be administered by the corporate secretary of the Company (the Administrator), who may delegate all or part of that authority and responsibility. The Administrator shall interpret the plan, arrange for the purchase and delivery of shares, determine forfeitures, and otherwise assume general responsibility for administration of the plan. Any decision by the Administrator shall be final and bind all parties. The Administrator may be replaced from time to time in the discretion of the chief executive officer of the Company.

          2.   Awards.
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               2.1  Each non-employee director of the Company, including
those directors who have been employees of the Company in the past but are not employees at the time of any award under this plan, shall be awarded Common Stock of the Company pursuant to 2.2 as of the following award dates:

                    (a)  January 1, 1989; or

                    (b) In the case of (i) directors elected after January 1, 1989 and (ii) persons who become non-employee directors after January 1, 1989 by ceasing to be employees of the Company, the date on which such director is first elected, whether by the shareholders or board of directors of the Company, or ceases to be an employee of the Company, as the case may be; and

                    (c) On every fifth anniversary of the date determined pursuant to (a) or (b) above.

               2.2 As of the award date, a participant shall, subject to 2.3, be awarded $50,000 worth of Common Stock as follows:

                    (a) As soon as practicable after the award date, the Administrator shall deliver cash in the amount of the award and applicable commissions to one or more brokers or other persons with instructions to purchase Company Common Stock in the open market. It is understood
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that market conditions or regulations affecting the purchases by a corporation of its own shares may extend the period of purchase over several days or weeks.

                    (b) When several participants have the same award date, all of the stock shall be purchased and then divided among the participants in proportion to their respective awards, regardless of any changes in price that occur while purchases are being carried out.

                    (c) When all of the stock has been purchased with respect to any award date, certificates in the names of the participants for their respective shares shall be delivered to the Administrator. Each participant shall deliver to the Administrator a blank stock power duly executed in a form satisfactory to the Administrator for each certificate for shares issued in the participant's name.

                    (d) The Administrator shall hold the certificates and stock powers until the shares are vested and released as provided in 3.4.

               2.3 If, assuming a participant were reelected, a participant's term as a director would end because of age before the fifth anniversary of an award date, the amount awarded shall be reduced proportionately in relation to the number of calendar months fewer than 60 that will end after the award date and before the first calendar month after the date the director's term ends.

               2.4 Upon any amendment of this plan to increase dollar amount of awards set forth in 2.2, each participant shall receive an additional award in accordance with the procedures set forth in 2.2. The amount of the additional award for each participant shall be determined by dividing the amount of the increase in the award amount by 60, and then multiplying the resulting quotient by the number of month ends remaining until the participant's most recent prior award under 2.2 or 2.3 will be fully vested. The resulting dollar amount shall then be used to purchase Common Stock for the participant as set forth in 2.2.

          3.   Vesting; Delivery of Shares; Forfeitures.
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               3.1  Subject to 3.2, one-sixtieth (1/60th) of the awarded
shares shall vest as of the last day of each calendar month following the award, commencing with the month in which the award is made.

               3.2 If a participant receives a reduced award under 2.3, the vesting rate shall be accelerated so that the entire award vests evenly over the calendar months that end before the date the director's term ends. If a participant receives an award under 2.4, the vesting rate shall be accelerated so that the entire award vests evenly over the number of month ends remaining until the participant's most recent prior award under 2.2 or 2.3 will be fully vested.

               3.3 Notwithstanding 3.1 and 3.2, all awarded shares shall vest upon a change in control of the Company. For purposes of this plan, a "change in control" of the Company shall mean the occurrence of any of the following events:

                    (a)  The approval by the shareholders of the Company of:

                         (1)  any  consolidation,  merger  or plan of share
exchange involving the Company (a "Merger") in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger involving shares of Common Stock in which the holders of shares of Common Stock immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger;

                         (2)  any sale,  lease,  exchange or other transfer (in
one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or
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                         (3)  the  adoption  of  any  plan  or  proposal  for
the liquidation or dissolution of the Company;

                    (b) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

                    (c) Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors ("Voting Securities") representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

               3.4 The certificate and stock power for vested shares shall be delivered to the participant or in accordance with 5.2 as soon as practicable after the participant ceases to be a director of the Company or, if earlier, as soon as practicable after a change in control of the Company.

               3.5 If a participant ceases to be a director (other than pursuant to a simultaneous change in control of the Company), awarded shares remaining unvested shall be forfeited. The Administrator, acting for the participant pursuant to the executed stock power, shall transfer the unvested shares to the Company, and these shares shall be cancelled. The participant or the participant's representative shall execute any documents reasonably requested by the Administrator to facilitate the transfer.

          4.   Status Before Full Vesting; Transfer of Shares.
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               4.1  Each participant shall be a shareholder of record with respect to all shares awarded, whether or not vested, and shall be entitled to all of the rights of such a holder, except that a participant's share certificates shall be held by the Administrator until delivered in accordance with 3.4.

               4.2 Any dividends or communications to shareholders received by the Administrator with respect to shares held by the Administrator shall promptly be transmitted to the participant.

               4.3 No participant may transfer any interest in unvested shares to any person other than the Company.

               4.4 No participant may transfer any interest in any shares awarded under this plan, whether vested or not, until he or she ceases to be a director of the Company.

          5.   Death of a Participant.
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               5.1  Any vested shares held by the Administrator for a
participant who has died shall be delivered as soon as practicable to the participant's death beneficiary under 5.2.

               5.2 Any vested shares to be delivered on death of a participant under 5.1 shall go to a participant's beneficiary in the following order of priority:

                    (a) To the surviving beneficiary designated by the participant in writing to the Administrator;

                    (b)  To the participant's surviving spouse; or
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                    (c)  To the participant's estate.

          6.   Amendment or Termination; Miscellaneous.
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               6.1  The board of directors of the Company may amend or
terminate this plan at any time. No amendment or termination shall adversely affect any outstanding award.

               6.2 Subject to the rights of amendment and termination in 6.1, this plan shall continue indefinitely and future awards will be made in accordance with 2.1.

               6.3 Nothing in this plan shall create any obligation on the part of the board of directors of the Company to nominate any director for reelection by the shareholders or the board of directors.

          Adopted by the board of directors of Northwest Natural Gas Company on November 17, 1988, effective January 1, 1989. Amended by the board of directors of Northwest Natural Gas Company on May 23, 1991, effective July 1, 1991. Amended by the board of directors of Northwest Natural Gas Company on July 24, 1997, effective July 1, 1997.